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                                                                     EXHIBIT 5.1

                                                            March 10, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

              Re:  SWISSRAY International, Inc.  (the "Company")
                     Registration Statement on Form S-1 File No. 333-43401 Relating to shares of the Company's Common Stock, par value $.01 per share underlying Convertible Debentures

Gentlemen:

     I have been requested by the Company, a New York corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned Registration Statement (the "Registration Statement") covering all of the shares which will be offered by the Selling Shareholders who acquired the shares under various agreements including, but not limited to, Subscription Agreement, Convertible Debenture and related Registration Rights Agreement - the number of shares being as indicated on the calculation chart to the cover page of the Company's aforementioned S-1 Registration Statement.

     In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

     Based upon and subject to the foregoing, I am of the opinion that the shares referred to above when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

     I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                Very truly yours,

                                /s/ Gary B. Wolff
                                -------------------
                                Gary B. Wolff, P.C.
GBW:th